[PINNACLE FINANCIAL PARTNERS, INC. LOGO]

FOR IMMEDIATE RELEASE                                                  CONTACT:  Vicki Kessler
                                      615-320-7532

AREA BUSINESS LEADERS SIGNIFICANTLY MORE
OPTIMISTIC ABOUT ECONOMY

Nashville, Tenn., Feb. 17, 2006 - Area business leaders viewed the Nashville and national economies much more optimistically in the fourth quarter of 2005 than in third quarter. That same optimism was reflected in their outlook for the current quarter.

These are among the key findings of the Pinnacle Financial Partners Nashville Economic Index survey, which was administered in mid-January to gauge opinions of fourth quarter perceptions, performance and the outlook for the current quarter.

Specific findings from the fourth quarter 2005 survey included:

-	66.6 percent of respondents said the national economy was above average or excellent, a higher rating than ever before in the survey’s history.
-	For the first time in the survey’s history, no one rated the Nashville economy weaker than the national economy; 60 percent said the local economy was stronger than the national economy.
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A majority (61.8 percent) said Nashville’s economy was the same as the previous quarter, and the remainder (38.2 percent) rated it moderately or substantially better than third quarter. This showed a significant increase in optimism from the previous quarter.

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Opinions of whether Nashville’s current quarter would be the same or better than fourth quarter 2005 were nearly evenly split (50.6 percent predicted better, 49.4 percent predicted the same). Responses predicting a better first quarter 2006 were up 65 percent from the previous quarter’s survey.

    “This survey indicates a much brighter view of the national and local economies, as well as stronger company performance. We’re seeing this same level of increased confidence as we work with businesses on expansions and the like,” said Terry Turner,

Pinnacle president and CEO. “The optimism reflected in this survey is consistent with the loan demand we are seeing from our clients as our business development pipeline is extremely robust, particularly for this time of year.”

A strong majority of survey respondents said their businesses met expectations in the fourth quarter 2005 for number of jobs (95 percent), capital investment (89 percent), revenue (78 percent) and profitability (68 percent), all of which were higher responses than in the previous survey. Roughly half of the respondents indicated revenue and profitability were up quarter to quarter; only 42 percent saw an increase in expenses.

And, not so great news for Research In Motion, the maker of Blackberry PDAs, which is in a court fight that could shut down Blackberry’s e-mail service nationwide. About one-fourth of the survey’s respondents use a Blackberry for mobile e-mail. If the court enforces an injunction shutting down the company’s U.S. service, nearly three-fourths of survey respondents said they would switch to a different service; only 26 percent would hold out and wait for Blackberry.

Pinnacle developed the Economic Index survey in partnership with the Vanderbilt MBA program at Owen in 2003 to measure local business leaders’ views on the economy and their companies’ performance.

The Fourth Quarter 2005 Nashville Economic Index and all previous reports are available free of charge at www.pnfp.com.

About Pinnacle Financial Partners
Pinnacle Financial Partners, the largest financial services firm based in Nashville, was founded in 2000 and offers a full line of financial services and advice to meet all the investment, deposit, and borrowing needs of small-to medium-sized businesses and their owners/manager. Pinnacle provides financial planning services by a certified financial planner (CFP ®), and many of the firm’s senior financial advisors provide comprehensive wealth management services to help clients protect and distribute their assets.

The firm operates offices in the downtown, Green Hills, Rivergate and West End areas of Nashville; in Hendersonville in Sumner County; and in the Brentwood, Cool Springs and Franklin areas of Williamson County, Tenn.

In October 2005 Pinnacle entered into a definitive agreement to acquire Cavalry Banking, with nine offices in rapidly-growing Rutherford and Bedford counties. During December 2005, the shareholders of both Pinnacle and Cavalry voted to approve the merger, which remains subject to receipt of the required regulatory approvals. Management expects that regulatory approval will be received and that the acquisition will close on or before March 31, 2006. The Cavalry acquisition will make Pinnacle the second largest bank holding company headquartered in Tennessee with projected assets of more than $1.6 billion.

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Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) unanticipated deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) the inability of Pinnacle to continue to grow its loan portfolio at historic rates, (iii) increased competition with other financial institutions, (iv) lack of sustained growth in the economy in the Nashville, Tennessee area, (v) rapid fluctuations or unanticipated changes in interest rates, (vi) the inability of Pinnacle to satisfy regulatory requirements for its expansion plans, (vii) the inability of Pinnacle to execute its expansion plans including the timely consummation of its merger with Cavalry Bancorp and the successful integration of Cavalry’s operations with Pinnacle’s and (viii) changes in the legislative and regulatory environment. A more detailed description of these and other risks is contained in Pinnacle’s most recent annual report on Form 10-K. Many of such factors are beyond Pinnacle’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

This communication is not a solicitation of a proxy from any security holder of Pinnacle Financial Partners, Inc. or Cavalry Bancorp, Inc. Pinnacle has filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with the merger of Pinnacle and Cavalry. The Form S-4 contains a joint proxy statement/prospectus and other documents which disclose important information about Pinnacle, Cavalry, the merger and related matters.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Pinnacle Financial Partners Inc., 211 Commerce Street, Suite 300, Nashville, TN 37201, Attention: Investor Relations (615) 744-3710 or Cavalry Bancorp, 114 West College Street, P.O. Box 188, Murfreesboro, TN 37133, Attention: Investor Relations (615) 849-2272.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.